Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 14, 2026, with respect to the combined financial statements of Eagle Redi-Mix Concrete, LLC and Ram Transportation, LLC, included in the Current Report on Form 8-K filed on April 14, 2026 (as amended on May 15, 2026 and May 21, 2026), which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
June 24, 2026